EXHIBIT 10.12
SERVICES AGREEMENT

THIS SERVICES AGREEMENT, dated as of this 1st day of September, 2002 ("Agreement") is entered into by and between Business Ventures, Inc, a Georgia corporation ("BV") and OVT, Inc. a Georgia corporation ("OVT”).

In consideration of the mutual promises set forth below and other good and valuable consideration, the value and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    SERVICES

1.1 SCOPE OF SERVICES. Throughout the “Term" of this Agreement, BV agrees to provide OVT with the specific services that are described below (the "Services"). The scope of the Services provided by BV to OVT hereunder may be modified from time to time upon the mutual agreement of the parties.

A.	Facilities for OVT to conduct its business. Facilities include office space, lab space, conference rooms, storage space, and shared common space.
B.	Utilities to support facilities, including: power, heat, cooling, waste disposal, etc.
C.	Local telephone service, including up to 12 DID line. (Long distance will be purchased separately by OVT)
D.	Human Resource services, including: employee administration, recruiting, benefits administration (Total cost for personnel will be pro-rated, based on share of employees served).
E.	Payroll services, including: calculation of periodic payroll, issuance of employee checks, all federal, state, local reporting and withholdings, payment of all federal, state, local taxes
F.
All OVT employees shall also be employees of BV. OVT shall be responsible for day-to-day direction of all employees; however, BV shall be the employer of record with all federal, state, and local authorities.

G.	Provide OVT employees with full medical insurance and other benefits mutually agreed.

1.2 STANDARD OF CARE. BV shall use commercially reasonable efforts to provide Services to OVT hereunder in accordance with the highest industry standards. Furthermore, BV shall provide Services to OVT in a manner that is no less favorable in terms of priority, availability of services and standard of care, than similar services provided by BV to any of its other customers.

1.3 COMPLIANCE WITH LAWS AND REGULATIONS. BV agrees that it shall perform the Services as well as all of its other obligations under this Agreement in compliance with all applicable federal, state and local laws, regulations, ordinances and codes.

3.    SERVICE FEES AND CHARGES

3.1 SERVICE FEES.

(a)	The initial monthly service fee shall be $8000, which covers the initial employees (4).
(b)	For each employee added above the initial number of employees, the fee shall increase $300.

3.2 FLOW-THRU FEES. The flow-thru fees (employer’s portion of withholding, Social security, insurance, etc) shall be payable to BV on the date the liability is created.

3.3 PAYMENT. The Service fees shall be invoiced monthly. OVT shall pay the net amount of each invoice received from BV hereunder within five (5) days following its receipt thereof.

4.    TERM AND TERMINATION.

4.1 TERM. This Agreement shall become effective as of the date first written above ("Effective Date") and shall continue for a period of three (3) years thereafter. ("Term") unless terminated earlier as provided below in Sections 4.2 or 4.3 below. Each consecutive twelve (12) month period shall be referred to herein as a "Contract Year". The Term of the Agreement may be extended upon the mutual written agreement of the parties.

4.2 Termination for Cause. Notwithstanding the term of this Agreement as provided in Section 4.1 above, this Agreement may be terminated at any time by either party upon the following terms and conditions:

(a) If either party breaches any material provision of this Agreement, and such breach is not cured within thirty (30) days following the breaching party's receipt of written notice of such breach from the non-breaching party, or if such breach cannot be cured within such thirty (30) day period, then the non-breaching party may terminate this Agreement. The termination right provided in this Section 4.2(A) is not exclusive of any remedies to which either party may otherwise be entitled in law or in equity in the event of a breach of this Agreement:

(b) If either party (i) ceases generally to pay its debts as they become due; or (ii) becomes the subject of a bankruptcy proceeding, whether voluntarily or involuntarily, and such proceeding is not dismissed or vacated within thirty (30) days after filing, then the other party shall have the right to immediately terminate this Agreement by written notice to the insolvent or bankrupt party.

5.  JOINTLY DRAFTED. This Agreement represents the joint drafting efforts of the parties and shall not be construed more strictly against one party than the other.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

ProNetworkTV, Inc.

By:	/s/ Ruth A. King
Name: Ruth A. King
Title: President and CEO

OVT, INC.

By:	/s/ Richard E. Bennett
Name: Richard E. Bennett
Title: President